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                                                                  EXHIBIT 99.05

                            SETTLEMENT AGREEMENT


                 AGREEMENT made as of the 26th day of January, 1996 by and between HSC Hospitality, Inc., formerly known as HSC Holding Co., Inc. ("HSC"), a Delaware corporation, Grace Hotel Services Corporation ("GHSC"), a Delaware corporation, and W. R. Grace & Co. ("Grace"), a New York corporation.

                 WHEREAS, HSC and GHSC entered into a letter agreement, dated December 14, 1994 (the "letter agreement"), pursuant to which certain monies were paid to GHSC by HSC and other sums were put in an interest bearing escrow account (the "Escrow Account") until a final determination was made regarding those sums.

                 WHEREAS, an arbitration was commenced before the American Arbitration Association by GHSC against HSC regarding certain disputed sums, including those held in the Escrow Account (the "arbitration").

                 WHEREAS, GHSC and HSC desire to settle their disputes regarding the disputed sums held in the Escrow Account that are the subject of the arbitration.

                 NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

                 1. The sum of $110,312.50, together with all interest earned on $111,000 of the principal amount in the Escrow Fund from the date of deposit to the date of


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disbursement, shall be paid from the Escrow Account to GHSC, $1,575.00 shall be paid to the American Arbitration Association and the remaining balance in the Escrow Account shall be paid to HSC.

                 2. Although GHSC continues to maintain that the full balance ($164,903) of the amount of the final determination (as that term is used in the letter agreement) is still due to GHSC and HSC continues to dispute that it is due to GHSC, in the interest of settling this matter, the parties have agreed that (a) the payments set forth in paragraph one, above, are in full payment and satisfaction of all claims made in the arbitration and all outstanding amounts owed by HSC to GHSC under paragraphs 1(ii), 2 and 3 of the letter agreement and (b) the arbitration shall be discontinued with prejudice. The parties shall execute a joint letter to the American Arbitration Association in the form annexed hereto as Exhibit A.

                 3. HSC henceforth shall be the rightful owner of the safe that currently is in HSC's possession and the Time Management System, the HP Hewlett Packard Desk Jet Printer, the Dell 486P33 and the Dell 333 100 MP that currently are in GHSC's possession, the ownership of which was disputed in the arbitration. HSC shall pick up from GHSC the Time Management System, the HP Hewlett Packard Desk Jet Printer, the Dell 486P33 and the Dell 333 100 MP (collectively the "equipment") within two weeks from the execution of this Settlement Agreement. HSC


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shall assume all obligations under any and all service contracts or other agreements pertaining to the equipment. GHSC represents that since November 9, 1994 it has not entered any service contracts pertaining to the equipment.
GHSC henceforth shall be the rightful owner of all other assets in its possession, custody or control, the ownership of which was disputed in the arbitration. GHSC shall have the right to give to HSC at no charge any or none of such assets of which GHSC is the rightful owner or to otherwise dispose of such assets, in its sole, absolute and unreviewable discretion.

                 4. HSC acknowledges that it is responsible for all of the obligations arising from or relating to the food and beverage service business it operates or has operated, including but not limited to the food and beverage service at the following locations: (1) two Embassy Suites in Orlando, Florida; (2) Bourbon Orleans Hotel in New Orleans, Louisiana; (3) Embassy Suites in Altamonte Springs, Florida; (4) Embassy Suites in Jacksonville, Florida; (5) Embassy Suites in Nashville, Tennessee; (6) Michelangelo Hotel in New York City; (7) Embassy Suites in downtown San Diego, California; (8) Embassy Suites at the St. Louis airport, Missouri; (9) Dumont Plaza Hotel in New York City; and (10) Shelburne Hotel in New York City (hereinafter referred to as "HSC Business"). HSC agrees that it will assume and discharge in due course all obligations relating to HSC Business regardless of whether it


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incurred such obligations in the name of HSC or GHSC or otherwise, provided, however, that GHSC's obligations with respect to the Michelangelo Hotel in New York City relating to the period prior to June 13 1994, and GHSC's obligations with respect to the Dumont Plaza and Shelburne Hotels in New York City relating to the period prior to July 7, 1995, shall remain the responsibility of GHSC (June 12, 1994 and July 6, 1995 being the dates on which GHSC ceased operating the food and beverage service at the Michelangelo and the Dumont Plaza and Shelburne Hotels, respectively). HSC agrees to defend and to indemnify GHSC with respect to all claims arising from or relating to HSC Business, and GHSC agrees to defend and indemnify HSC with respect to all claims arising from or relating to the GHSC food and beverage service business during the time that such business was operated by GHSC.

                 5. Each party shall bear its own costs and attorneys' fees with respect to this matter, including all costs and fees incurred with respect to the arbitration.

                 6. The terms and conditions of paragraphs 4B, 4C, 5, and 6 of the letter agreement shall remain in full force and effect, with the exception of the second to last sentence in paragraph 5 and the first sentence of paragraph 6.

                 7. The parties agree that the terms of this Settlement Agreement will be kept confidential and not disclosed to anyone not a party to this Settlement Agreement, except as


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may be required (i) pursuant to securities laws and regulations, as determined in the sole and absolute discretion of counsel to the parties herein, or (ii) by court order. In the event of a court order requiring disclosure, each party agrees to give the other notice and an opportunity to request that such court reverse or modify such order. Notwithstanding anything contained herein, in the event that a lawsuit is commenced to which Grace, GHSC or HSC is a party, and which lawsuit relates or refers to the Settlement Agreement, any of them shall be free to produce and refer to this Settlement Agreement.

                 8. Each party represents that it has carefully read this Settlement Agreement, understands its provisions, and signs this Settlement Agreement freely and voluntarily with full knowledge of its significance. Each party represents that it has conferred with its attorneys.

                 9. No provision of this Settlement Agreement may be changed or modified except by an instrument in writing signed by all parties.

                 10. This Settlement Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

                 11. This Settlement Agreement may be signed in two or more counterparts, and such counterparts bearing the signatures of the parties shall, when taken together, constitute one and the same instrument.


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                 12.      All matters affecting the interpretation of this
Settlement Agreement and the rights of the parties hereto shall be governed by the laws of the State of New York.

                 13. This Settlement Agreement constitutes the entire understanding of the parties. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth herein.

                 IN WITNESS WHEREOF, the parties have signed this Settlement Agreement on the date first set forth above.


                                       HSC HOSPITALITY, INC., formerly known as HSC HOLDING CO., INC.


                                       By: /s/ J. Peter Grace, III
                                           -----------------------
                                           J. Peter Grace, III
                                           Chief Executive Officer


                                       GRACE HOTEL SERVICES CORPORATION


                                       By: /s/ Richard M. Gordon
                                           -----------------------
                                           Richard M. Gordon
                                           President


                                       W. R. GRACE & CO.


                                       By: /s/ Robert H. Beber
                                           -----------------------
                                           Robert H. Beber
                                           Executive Vice President





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                                       January    , 1996


Mr. Scott Besendorfer
Case Administrator
American Arbitration Association
140 West 51st Street
New York, New York  10020-1203

                          Re:  Grace Hotel Services Corporation
                               and HSC Holding Co., Inc.
                               Case No. 13 199 00239 95
                               --------------------------------

Dear Mr. Besendorfer:

                 This is to inform you that Grace Hotel Services Corporation and HSC Holding Co., Inc., presently known as HSC Hospitality, Inc., have settled the issues that were the subject of the above referenced arbitration. Accordingly, the arbitration should be discontinued with prejudice.

                 We very much appreciate your courtesy with respect to this matter. Please also extend our thanks and appreciation to the arbitrators assigned to this matter.


                                       Very truly yours,


                                       FLEMMING, ZULACK & WILLIAMSON, LLP


                                       By:
                                           ---------------------
                                           Richard A. Williamson


                                       PARCHER & HAYES


                                       By:
                                           -------------------
                                           Steven M. Hayes


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